Exhibit 10.23

Advertising Agreement
between Beanstock Media, Inc. and MeetMe, Inc

This advertising agreement (“Agreement”), dated as of December 23, 2014, is entered between MeetMe, Inc. (“MeetMe”) and Beanstock Media, Inc. (“Beanstock”). The parties anticipate that MeetMe will begin placing ad calls hereunder on or about March 1, 2015 (the “Effective Date”).

MeetMe owns and operates www.meetme.com (the “Website”) and the MeetMe mobile application (iOS and Android) associated therewith (the “App”). As used herein, “App” shall also include (i) the Website when accessed using a mobile device (“Non-Optimized Mobile Web”), and (iii) the Website as optimized for mobile devices (“Optimized Mobile Web”). Accordingly, this Agreement hereby amends the Media Publisher Agreement between the parties dated as of September 23, 2013 to remove Non-Optimized Mobile Web traffic therefrom, effective as of the Effective Date.

All monetary units are United States dollars; all days are calendar days unless otherwise specified.

In consideration of the mutual promises contained in this Agreement, MeetMe and Beanstock agree as follows:

Services Provided. Beanstock will manage advertising technology and operations on behalf of MeetMe for the App. Specifically, starting on the Effective Date, MeetMe will place ad calls with respect to the App and Beanstock will deliver and pay for ads in accordance with the advertising display logic set forth on Exhibit A hereto (the “Ad Logic”), MeetMe’s Terms of Service and Privacy Policy as in effect from time to time, and all applicable laws and regulations. Between February 1, 2015 and the Effective Date, MeetMe may place a limited number of ad calls (not to exceed 2% of MeetMe’s total ad calls for the App) for test purposes and Beanstock shall pay for said ad calls in accordance herewith. Beanstock will accept and pay for all ad calls submitted by MeetMe (whether or not Beanstock fills them or if filled, said ads are viewed). Excluded from this Agreement are (i) interstitially placed advertisements (“Interstitials”) on the App, and (ii) advertisements on the versions of the App specific to the iPad and other Apple tablet devices. In addition, MeetMe will continue to deliver advertising outside of this agreement relating to the virtual currency features on the App, including without limitation respect to all offer wall features and MeetMe’s Social Theater business. MeetMe will develop and maintain the APP, and both parties will integrate [**].

Payment. MeetMe will deliver ad calls to MeetMe and Beanstock will pay MeetMe on all such ad calls at the following rates:

Ad Unit	CPM
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

If more than [**] of all impressions on the App originate outside of the United States and Canada, then Beanstock will pay to MeetMe [**] of Beanstock’s gross revenue (whether or not collected) relating to all ad calls for impressions outside of the United States and Canada in excess of such amount.

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Beanstock will remit payments due to MeetMe within thirty (30) days following the last day of each calendar month for that month regardless of advertiser campaign duration; provided, however, that in the event that the balance owing under this Agreement (whether or not yet due) exceeds [**], then MeetMe may request Beanstock to accelerate payments hereunder such that said balance does not at any point exceed [**], and Beanstock shall do so within ten days and for so long as necessary to keep said balance under [**]. Beanstock assumes all risk in regards to collection of all applicable advertiser fees with respect to all of the advertising inventory provided in this Agreement and will not delay payment to Publisher as a result of non-collection or delay of payment of fees by the advertisers. Beanstock may not withhold or offset amounts owing hereunder for any reason.

Ad Call and Impression Reporting and Discrepancies. For all purposes under this Agreement, (i) the measure of ad requests (or calls) shall be determined by MeetMe using data that MeetMe derives [**] (or from a comparable third party service), and (ii) the measure of ad impressions shall be determined by Beanstock using data that Beanstock derives from it third party network partners. With respect to subsection (i), in the event that Beanstock’s ad request number is less than 90% of MeetMe’s ad request number for any particular month, then Beanstock shall promptly notify MeetMe and the parties working together shall attempt to resolve the discrepancy promptly. If the parties cannot determine a reason for said discrepancy within ten (10) business days, then the ad request number for that specific month shall be 90% of MeetMe’s initial ad request number (an “Adjusted Request Number”). Payments based on an Adjusted Request Number shall be based on 100% of that number.

Adherence to Advertising Display Logic. MeetMe may, on a basis substantially consistent with the Ad Logic, (i) add additional sections or features to the App and provision them with ads, and (ii) change the locations and sizes of particular ad placements within the App; in any such case, all resulting ad placements shall be subject to this Agreement. For example and without limitation, with respect to a new feature, the following would be “substantially consistent” with the Ad Logic: (a) placing a new [**] ad at the bottom of every screen, and (b) in scrollable screens, placing a new [**] ad per every [**] of content. In addition, if MeetMe wishes to increase the number, type, frequency or scope of placements in the Ad Logic (“Additional Inventory”), it will first notify Beanstock and upon Beanstock’s written consent said Additional Inventory shall be added to Exhibit A and constitute part of the Ad Logic. If Beanstock withholds or denies said consent, then such Additional Inventory shall remain outside of the scope of this Agreement and accordingly MeetMe may fill it otherwise.

Ad Guidelines. All ads delivered by Beanstock shall comply with (i) MeetMe’s advertising content guidelines, attached as Exhibit B hereto, which MeetMe may revise from time to time, (ii) MeetMe’s Terms of Service and Privacy Policy, as in effect from time to time, and (iii) all applicable laws and regulations, including without limitation the California Online Privacy Protection Act. MeetMe reserves the right to review and pre-approve all ads prior to their display on the App in such a way that could otherwise cause MeetMe’s liability to a third party or damage to its reputation and goodwill. MeetMe may reject any ad. In the event MeetMe requests the removal of any specific ad or ads of any specific advertiser or group of advertisers, Beanstock shall remove such ads within two hours.

Performance Metrics. Beanstock will use commercially reasonable efforts to maintain technical and organizational security measures, backup systems and procedures to protect against loss of data. Beanstock will not place on or introduce to the App any software code other than necessary to target and deliver ads to the App hereunder, and for no other purpose.

Term and Termination. The term of this Agreement shall commence on the date hereof (provided that MeetMe shall not place ad calls hereunder until the Effective Date) and terminate on December 31, 2015, unless terminated earlier in accordance with the terms of this Agreement.

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MeetMe may terminate this Agreement upon written notice without charge or penalty (i) from the date hereof to the sixtieth (60th) day following the Effective Date, or (ii) if, in MeetMe’s sole discretion, the placement or running of ads on the App causes a diminution in user experience, including without limitation with respect to the crash rate.

This Agreement may be terminated upon written notice by (A) either party if the other party (i) is in material breach of its obligations hereunder and that party fails to cure said breach within ten (10) days after receipt of written notice thereof from the non-breaching party, or (ii) files a petition for bankruptcy, becomes insolvent, makes an assignment for the benefit of its creditors, or a receiver is appointed for such other party or its business, or (B) MeetMe if Beanstock fails to pay any amount hereunder when due (any of the events in this paragraph, “Cause”).

Following termination of this Agreement for any reason (including without limitation with respect to any non-renewal hereof), (a) Beanstock shall pay to MeetMe all amounts owing hereunder as of the date of such termination as promptly as possible and in any event within thirty (30) days of said termination, and (b) at the request of MeetMe in its sole discretion, there will be a transition period not to exceed ninety (90) days from the date of termination (the “Transition Period”). During the Transition Period, (i) MeetMe may continue to place ad calls with respect to the App and, accordingly, Beanstock shall continue deliver ad impressions and pay to MeetMe [**] of Beanstock’s gross revenue (whether or not collected) relating to said ad calls, (ii) Beanstock shall be entitled to collect from advertisers all revenue paid during and after the Winding Down Period and shall pay MeetMe therefor in accordance with subsection (i) and the payment terms set forth above, and (iii) Beanstock shall cooperate reasonably with MeetMe with respect to transitioning MeetMe’s advertising technology and operations to itself or a different provider.

In addition to the foregoing (including without limitation with respect to the Transition Period), if MeetMe terminates this Agreement for Cause, Beanstock shall, within thirty (30) days following the date of such termination, pay MeetMe’s Liquidated Damages to MeetMe as well as all other all amounts owing hereunder as of the date of such termination.

Reporting. Beanstock will provide MeetMe with (i) real-time 24/7 access to its [**] (or, if different, that of its other ad server), (ii) 100% gross and net revenue transparency (if not provided per subsection (i)), and (iii) official reporting within ten days after the end of each month.

Audit. During the Term of the Agreement and for a period of five (5) years thereafter, Beanstock shall maintain complete, clear and accurate records relating to its payment obligations to MeetMe under this Agreement. Subject to the confidentiality obligations set forth herein, MeetMe (or its representative) shall have the right to conduct a reasonable and necessary inspection of the books and records of Beanstock (including without limitation financial books and records) that are relevant to Beanstock’s performance (including payment) pursuant to this Agreement twice a year during any calendar year; provided that any such audit shall be conducted after five (5) business days’ prior written notice, the audit expenses shall be covered by MeetMe, and the audit shall be conducted during normal business hours, at Beanstock’s offices.

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Confidentiality. Neither party will (i) disclose the other party’s Confidential Information to anyone other than its own employees, consultants and agents who have a need to know in order to fulfill the business purpose of this Agreement, or (ii) use the other party’s Confidential Information except in the performance of this Agreement. Each party will instruct its own such employees, consultants and agents regarding its confidentiality obligations to assure against unauthorized use or disclosure of Confidential Information. The receiving party shall employ all reasonable steps to protect the Confidential Information from unauthorized or inadvertent disclosure or use, including without limitation, all steps it takes to protect its own information that it considers proprietary or trade secrets, but in no event less than a commercially reasonable standard of care. “Confidential Information” includes, but is not limited to, any confidential or sensitive proprietary documents or information about a party’s business methods, plans, relationships, pricing, data, processes, policies, and financial information, whether in written, oral, graphic or electronic form. Confidential Information does not include that which (a) was already known to the receiving party without the obligation of confidentiality prior to disclosure hereunder as established by documentary evidence, (b) is or has become part of the public knowledge or literature, not as a result of any action or omission of the receiving party, (c) has been rightfully received by the receiving party from a third party without breach of any obligation of confidentiality by such third party, or (d) is independently developed by the receiving party without access or reference to the Confidential Information. The foregoing notwithstanding, however, the disclosure of information pursuant to a judicial or governmental order, valid subpoena, or in compliance with securities laws or the rules or regulations of the Securities and Exchange Commission or any stock exchange shall not constitute a breach of this Agreement. The parties acknowledge that unauthorized disclosures or uses of Confidential Information in violation of this Section could cause irreparable harm and significant injury to the disclosing party which may be difficult to limit or quantify, and the disclosing party shall therefore have the right to seek an immediate injunction against the receiving party due to any breach of confidentiality, in addition to any other remedies that may be available to such party at law or in equity. The provisions of this section shall survive the expiration or termination of the Agreement.

License; Representations. Beanstock grants MeetMe a non-exclusive, worldwide, royalty-free right and license to transmit, publicly display, publicly perform, store, copy and distribute the ads on the App in accordance with this Agreement. Beanstock hereby represents and warrants that the terms of its advertiser agreements will not conflict with or breach this Agreement and will comply with the terms of this Agreement. Beanstock represents and warrants that: (i) Beanstock has the right to grant the license granted to MeetMe herein and to perform this Agreement; (ii) the ads do not, and Beanstock’s placement of them in accordance with this Agreement will not, (a) violate any international, federal, state or local law or regulation, (b) infringe upon or misappropriate any third party right, including any copyright, trademark, patent, trade secret, or any other intellectual property or proprietary right, or (c) misappropriate any third party’s name or likeness or violate any third party’s right of privacy, publicity, or any other right of any third party; (iii) Beanstock will not repackage, resell or remonetize data collected by Beanstock on the App unless Beanstock has obtained written consent from an authorized officer of MeetMe to such use, and (iv) Beanstock has secured from third parties the right and authority to use all programmatic technology that it uses under this Agreement.

Non-Solicit; Non-Hire. During the term hereof and for a period of twelve (12) months immediately following the termination thereof for any reason, whether with or without cause, neither party shall directly or indirectly (i) solicit, induce, recruit or encourage any of the other party’s employees or consultants to leave or diminish their employment or consulting relationship, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the other party, either for itself or for any other person or entity, or (ii) hire, employ, engage or otherwise obtain the services of any employee or consultant employed or engaged by such other party whose duties included performance under this Agreement.

No Partnership. This Agreement shall in no way constitute or give rise to a partnership between the parties. All operations by each party under the terms of this Agreement shall be carried on by it as independent contractor and not as an agent for the other.

Waivers. No waiver hereunder shall be effective unless in writing, nor shall any waiver be deemed to be ongoing (unless expressly made so by its terms) or to constitute a waiver for any future occurrence (or non-occurrence) of the same or similar facts or circumstances.

Privacy. Beanstock will not (i) collect or use any data from the App except as necessary to deliver ads to the App hereunder, (ii) disclose any such data to any third party except as may be necessary for Beanstock to deliver ads to the App in accordance with the terms hereof. Beanstock will comply with MeetMe’s Terms of Service and Privacy Policy relating to the App as in effect from time to time. MeetMe will not provide to Beanstock, and Beanstock will not otherwise obtain from the App, any personally identifiable information (“PII”) with respect to users of the App, including without limitation any unhashed email addresses, telephone numbers, and street addresses.

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Liquidated Damages. Beanstock and MeetMe agree that MeetMe’s damages in the event of MeetMe’s termination of this Agreement for Cause (defined above) or Beanstock’s wrongful termination hereof would be difficult to determine, particularly given the nature of the relationship, the reliance MeetMe has placed on Beanstock with respect to a vital portion of MeetMe’s business, the integration and other activities MeetMe has undertaken in its performance of the Agreement, and the covenants MeetMe has made in the Agreement. Accordingly, Beanstock and MeetMe agree that [**] (said amount, “MeetMe’s Liquidated Damages”) is a reasonable estimate of the damages that MeetMe would suffer in any such event, and the amount of each of the MeetMe Liquidated Damages is fair and reasonable and would not act as a penalty upon Beanstock.

Indemnification. Beanstock shall indemnify, defend and hold harmless MeetMe and its officers, directors, employees, representatives and agents from and against all claims, actions, liabilities, losses, expenses, suits, actions and proceedings incurred in connection with any breach by Beanstock of its representations, warranties, covenants, obligations and agreements under this Agreement, MeetMe’s Terms of Service or Privacy Policy, or any applicable laws and regulations, and with respect to any claim related to the infringement of another’s intellectual property, publicity or privacy right by the placement or use of the ads provided hereunder on the App (including without limitation with respect to combination claims). MeetMe shall indemnify, defend and hold harmless Beanstock and its respective officers, directors, employees, representatives and agents from and against all claims, actions, liabilities, losses, expenses, suits, actions and proceedings incurred in connection with any breach by MeetMe of its representations, warranties, covenants, obligations and agreements under this Agreement and with respect to any claim related to the infringement of another’s intellectual property by the App (excluding any advertisements thereon).

Any claim for indemnification hereunder shall be subject to the following provisions: (i) the indemnifying party shall be given prompt written notice of the claim by the indemnified party, provided that any delay in providing notice shall not relieve the indemnifying party of its indemnity obligations under this Agreement unless, and only to the extent, the indemnifying party was prejudiced by the delay; (ii) the indemnifying party shall have the right to control the defense and all negotiations relative to the settlement of any such claim, provided that no settlement admitting liability on the part of the indemnified party, imposing restrictions on the indemnified party, or requiring any action by the indemnified party, including without limitation, the payment of any amounts, may be made without the express written consent of the indemnified party; and (iii) the indemnified party shall reasonably cooperate with and provide reasonable assistance and information to the indemnifying party and its counsel at the indemnifying party’s reasonable cost and expense. In the event that MeetMe brings any action for collection or otherwise relating to nonpayment (including without limitation of indemnification obligations) hereunder, Beanstock shall pay MeetMe’s reasonable legal and other fees related to such action regardless of settlement, satisfaction or outcome. The provisions of this section shall survive the expiration or termination of the Agreement.

Warrants. As soon as reasonably practicable following the date hereof, Beanstock shall issue to MeetMe warrants to purchase [**] shares of Beanstock’s common stock at a strike price of $[**] per share. Said warrants shall have usually and customary terms.

Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without regard to principles of conflicts of laws. All actions hereunder or related hereto, regardless of theory or claim, shall be brought and tried solely and exclusively in the state and federal courts located in Philadelphia, Pennsylvania and the parties hereby expressly consent to the exclusive personal jurisdiction of said courts.

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Miscellaneous. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement and any documents incorporated by reference constitute the entire agreement and understanding between the parties regarding the subject matter of this Agreement and supersedes and merges all prior discussions and agreements between them relating to this Agreement. No modification or amendment to this Agreement, either oral or written, shall be valid unless placed in writing and signed by an authorized officer of each of the parties. No waiver under this Agreement shall be effective unless in writing by a person authorized to grant such a waiver, and no waiver shall be deemed to be ongoing or for any other instance of the same activity unless the express terms of said waiver so specify, and then only to such extent. No usage of trade or course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

Beanstock Media, Inc.	MeetMe, Inc.

By:	By:
Name:	Name:
Title:	Title:

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